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                       [LETTERHEAD OF LATHAM & WATKINS]

                                March 18, 1994



Avery Dennison Corporation
150 North Orange Grove Boulevard
Pasadena, California 91103

          Re:  $100,000,000 Aggregate Principal
               Amount of Debt Securities of
               Avery Dennison Corporation
               --------------------------------

Gentlemen:

          At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on March 18, 1994 in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $100,000,000 aggregate principal amount of debt securities (the "Debt Securities") for an offering to be made on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Act. We are familiar with the proceedings taken, and are familiar with the additional proceedings proposed to be taken, by you in connection with the Debt Securities. We have examined the Indenture, dated as of March 15, 1991, between you and Security Pacific National Bank, as Trustee, as amended by a First Supplemental Indenture, dated as of March 16, 1993, between you and BankAmerica National Trust Company, as successor Trustee (collectively, the "Indenture"), under which the Debt Securities are to be issued.

          Subject to the proposed additional proceedings being taken as now contemplated prior to the issuance of the Debt Securities, and subject to the terms of
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Avery Dennison Corporation
March 18, 1994
Page 2

the Debt Securities being otherwise in compliance with the then applicable law, it is our opinion that the Debt Securities will, upon the issuance and sale thereof in the manner referred to in the Registration Statement and the Indenture, be valid, binding and enforceable obligations of Avery Dennison Corporation.

          Our opinion is subject to the following limitations, qualifications and exceptions: (a) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws, or equitable principles, relating to or limiting the rights of creditors generally; (b) the use of the term enforceable shall not imply any opinion as to the availability of specific performance, injunctive relief or other equitable remedies; (c) we advise you that a California court may not strictly enforce certain covenants contained in the Indenture or allow acceleration of the maturity of the indebtedness evidenced by the Debt Securities if it concludes that such enforcement or acceleration would be unreasonable under the then existing circumstances; and (d) that certain rights, remedies and waivers contained in the Indenture or Debt Securities may be limited or rendered ineffective by applicable California laws or judicial decisions governing such provisions, but such laws or judicial decisions do not render the Indenture or the Debt Securities invalid or unenforceable as a whole.

          We consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Opinions" in the Prospectus which is a part thereof.

                              Very truly yours,



                              LATHAM & WATKINS